Exhibit 99.1

Company Overview

We are a clinical-stage biotechnology company focused on precisely targeted bacteriophage therapeutics for patients with serious and life-threatening antibiotic-resistant bacterial infections. Phages have a powerful and highly selective mechanism of action that enables them to bind to and kill specific bacteria. We believe that phages represent a promising means to treat bacterial infections, especially those that have developed resistance to current therapies, including the so-called multi-drug-resistant or “superbug” strains of bacteria.

We are a leading developer of bacteriophage therapeutics. We are combining our expertise in the manufacture of drug-quality bacteriophages and our proprietary approach and expertise in identifying, characterizing and developing naturally occurring bacteriophages to develop state-of-the-art therapeutics. We are developing bacteriophage products to combat multi- or pan-drug-resistant bacterial pathogens, leveraging advances in sequencing and molecular biology. We have developed certain bacteriophage combinations that we believe maximize efficacy and minimize development of resistance. We currently have two product candidates in clinical development, AB-SA01 and AB-PA01 for the treatment of Staphylococcus aureus, or S. aureus, infections, including methicillin-resistant S. aureus, or MRSA, and Pseudomonas aeruginosa, or P. aeruginosa, infections, respectively. We intend to develop both product candidates for the treatment of serious or life-threatening, multi-drug-resistant infections.

We believe our bacteriophage technology may have unique application in the area of targeted medicine, and in May 2017, we initiated a new strategic emphasis on targeted therapies for serious or life-threatening antibiotic-resistant infections. In particular, we believe our bacteriophage technology can be used to develop precisely targeted therapies for patients who suffer from serious or life-threatening antibiotic-resistant bacterial infections and who have limited or no other satisfactory treatment options. Moreover, we believe our ability to target bacteriophage therapies for antibiotic-resistant infections, combined with the ability of bacteriophage to disrupt biofilm and having the potential to re-sensitize drug-resistant populations to antibiotics, represents what could be a powerful tool against the growing global challenge of antibiotic-resistant infections.

Under existing single-patient expanded access guidelines (also referred to as “compassionate use”), established by the regulatory agencies, we have provided targeted phage therapies to patients suffering from severe antibiotic-resistant infections who have failed prior antibiotic therapies. We believe this strategic approach not only provides potential benefit to patients who have few or no other acceptable therapeutic options, but also generates the clinical and microbiological data from these cases that we expect to support the potential validation of the clinical utility of phage therapy, identify the most promising indications for further clinical development of our AB-SA01 and AB-PA01 product candidates for S. aureus and P. aeruginosa, define optimal treatment regimens, and inform our discussions with the U.S. Food and Drug Administration, or FDA, and other regulatory agencies in 2018 or later on defining a potential path to market approval. We are initially making targeted phage therapies available under the appropriate regulatory expanded access guidelines in the United States and in Australia, where we collaborate with select leading hospitals and key infectious disease physician opinion leaders to identify eligible patients. We believe that the United States and Australia have favorable regulatory frameworks and clinical expertise with respect to treating patients under single-patient expanded access guidelines.

Clinical Results for Expanded Access Program

On September 17, 2018, we announced updated topline clinical results for our ongoing single-patient expanded access program. 84% of patients achieved treatment success (physician’s assessment) at the end of bacteriophage therapy, defined as complete resolution or significant improvement of baseline signs and symptoms.

We have now received clinical outcome results for 21 of the patents to whom we have provided our investigational bacteriophage therapeutics, at seven hospitals, with serious or life-threatening infections not responding to antibiotic therapy. Of the 21 patients, 57% were male and 43% were female, and the mean age was 57 years old with patients ranging from 16 years old to 96 years old. These patients were treated with AB-SA01 or AB-PA01, along with antibiotics, under single-patient expanded access programs in the United States (Emergency INDs, per the FDA) or Australia (Special Access Scheme, per the Australian Therapeutic Goods Administration).

Through our expanded access program, 15 patients with serious S. aureus infections were treated with AB-SA01 and six patients with serious P. aeruginosa infections were treated with AB-PA01. The treated patients’ infections included bacteremia and septicemia, native and prosthetic valve endocarditis, recurrent pneumonia (cystic fibrosis, post-transplant, VAPB), ventilator-associated pneumonia, prosthetic joint infection, ventricular assist device infection, septicemia due to burns, chronic rhinosinusitis and others. Over 1,000 bacteriophage doses were administered as part of the expanded access program including, over 400 doses of AB-SA01, of which over 300 doses were administered intravenously. Treatment of AB-SA01 was well-tolerated in all patients with no treatment-related serious adverse events, or SAEs. Over 600 doses of AB-PA01 were administered, including over 400 doses administered intravenously. Treatment of AB-PA01 was well-tolerated in five patients. One patient discontinued treatment of AB-PA01 due to Grade 1 and 2 adverse events, which resolved within 18 hours. There were no treatment-related SAEs.

Of the patients in the modified intent-to-treat population, or mITT, 84% (16 out of 19) achieved treatment success at the end of therapy. Treatment success, as determined by the treating physician, was defined as a complete resolution or significant improvement of baseline signs and symptoms. mITT population was defined as all patients who met the criteria for clinical diagnosis, whose bacterial isolate was susceptible to phage and who received at least one dose of phage.

The following chart shows the safety and tolerability results of our expanded access program:

The following chart shows the clinical outcomes at the end of therapy of our expanded access program:

The following chart shows the patient disposition from our expanded access program:

AB-SA01 (S. Aureus) Clinical Development Plan

We conducted meetings with the FDA in February 2017 and August 2018 regarding our proposed clinical development of AB-SA01. During the February 2017 meeting with the FDA, we received feedback on our previously submitted detailed development proposal to commence a Phase 2 trial with AB-SA01 for the treatment of antibiotic-resistant S. aureus infections in patients with chronic rhinosinusitis. In the official minutes from that meeting, the FDA acknowledged that phage therapy is an exciting approach for treatment of multi-drug-resistant organisms and expressed a commitment to addressing the unique regulatory challenges that might arise during product development. In addition, the FDA Center for Biologics Evaluation and Research stated that the clinical safety and effectiveness data collected during development, including from emergency case studies, could inform future discussions for clinical development and ultimately, the regulatory pathway to approval. During the August 2018 meeting with the FDA, which was a Type B pre-IND meeting, we shared the clinical and microbiological results for patients treated with AB-SA01 under our single-patient expanded access program in 2017 and 2018 and the proposed design of randomized controlled clinical trials that we developed based on input from key infectious disease physician opinion leaders, in order to establish a Phase 2 development plan for multiple indications, including bacteremia and prosthetic joint infection.

Based on the FDA’s feedback reflected in the official minutes from the August 2018 Type B pre-IND meeting, we currently plan to initiate the first randomized clinical trial of our AB-SA01 product candidate in early 2019. The clinical trial is expected to enroll approximately 100 patients. The FDA expressed general agreement with the proposed clinical trial designs, which will be a Phase 1/2 randomized, controlled clinical trial to evaluate the safety and efficacy of AB-SA01, administered intravenously with the best available antibiotic therapy, compared to placebo plus best available antibiotic therapy, in approximately 100 patients with S. aureus bacteremia. The second clinical trial will be a Phase 1/2 randomized, controlled clinical trial to evaluate the safety and efficacy of AB-SA01, administered by intra-articular injection and then intravenously with the best available antibiotic therapy, compared to placebo plus the best available antibiotic therapy, in approximately 100 patients with a hip or knee prosthetic joint infection due to S. aureus as an adjunct to surgical treatment. We intend to produce our proprietary bacteriophage therapeutics for the planned clinical trials at our wholly owned manufacturing facility, which is good manufacturing practices (GMP) certified by the governmental authorities in the jurisdiction in which it operates. We believe our GMP-facility has the capacity to produce our proprietary bacteriophage therapeutics for the planned clinical trials through an anticipated biologics license application filing and potential approval.

Based on the current FDA feedback during the Type B pre-IND meeting, no additional clinical or nonclinical data are required to proceed with the two proposed randomized clinical trials. Furthermore, we continue to investigate whether AB-SA01 may be eligible for Fast Track Designation and for approval under the Limited Population pathway, or LPAD pathway, which is intended to facilitate development of therapeutics to treat serious or life-threatening infections in a limited population of patients with unmet need. Products eligible for approval under the LPAD pathway may follow streamlined approaches for clinical development, which may involve smaller, shorter, or fewer clinical trials to help reduce the overall product development timeline.

AB-PA01 (P. aeruginosa) Clinical Development Plan

In September 2018, we received positive feedback, via written response, from the FDA regarding our development plans for AB-PA01, without the need for a Type B pre-IND meeting. The FDA expressed general agreement with our proposed clinical trial designs and, based on the current FDA feedback, no additional clinical or nonclinical data are required to proceed with two proposed randomized clinical trials. The first such clinical trial would be a Phase 1/2 randomized, controlled clinical trial to evaluate the safety and efficacy of AB-PA01, administered intravenously with the best available antibiotic therapy, compared to placebo plus best available antibiotic therapy, in approximately 100 patients with hospital-acquired and ventilator-associated pneumonia (HAP/VAP) due to P. aeruginosa. The second clinical trial would be a Phase 1/2 randomized, controlled clinical trial to evaluate the safety and efficacy of AB-PA01, administered intravenously with the best available antibiotic therapy, compared to placebo plus best available antibiotic therapy, in approximately 100 patients with P. aeruginosa bacteremia.

We intend to seek non-dilutive financing and explore other opportunities to conduct these clinical trials.

Our Pipeline

Our development pipeline of product candidates is as follows:

AB-SA01 covers approximately 95% of S. aureus strains, including multi-drug-resistant infections, and AB-PA01 covers approximately 80% of P. aeruginosa strains, including multi-drug-resistant infections.

The Need for New Anti-Infective Therapies

The rapid and continuous emergence of antibiotic-resistant bacteria has become a global crisis. Despite this crisis, the number of novel anti-infective therapies currently in development is at historically-low levels. Based on our market research, we estimate that there are more than 300,000 serious S. aureus infections in the United States each year, including approximately 150,000 cases of S. aureus bacteremia each year that lead to approximately 30,000 deaths each year.

The Centers for Disease Control and Prevention estimates that 1.5 million people in the United States develop bacteremia each year and approximately 250,000 deaths occur as a direct result of infection. It is estimated that one in three patients who die in the hospital have bacteremia. Bacteremia is the most expensive condition treated at U.S. hospitals, costing approximately $24 billion annually. S. aureus is the second most common pathogen associated with bacteremia, causing approximately 150,000 cases each year and approximately 30,000 deaths.

Prosthetic joint infection is a difficult to treat and costly condition. There are more than one million knee and hip joint replacements performed in the U.S. each year, which is projected to increase to over four million each year by 2030. There are approximately 50,000 prosthetic joint infections each year, with approximately 20% caused by S. aureus. Prosthetic joint infection is costly with the annual inpatient costs exceeding $1 billion and rapidly rising.

The historical and projected number of infected total hip arthroplasty and total knee arthroplasty in the United States are as follows:

(3) Kurtz S et al. 2012. The Journal of Arthroplasty; 27(8): S1.

Prosthetic joint infection is difficult to treat because biofilm formation increases bacterial resistance to antibiotics. The current standard of care is a combination of surgery and antibiotics, with significant patient morbidity, high costs and up to 30% failure rate. The current standard of care includes a two-stage revision: surgery to remove the infected joint, four to six weeks of intravenous antibiotics, surgery to implant a new joint, followed by six weeks of antibiotics.

Risk Factors

If our product candidates are approved, we may be subject, directly or indirectly, to federal and state healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Although we do not currently promote or commercialize any products, once we begin commercializing our therapeutic candidates, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states in which we conduct our business. Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any drug candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our drug candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

•	the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

•	the federal False Claims Act imposes civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government.

•	the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Centers for Medicare and Medicaid Services, among others, information related to physician payments and other transfers of value and the ownership and investment interests of such physicians and their immediate family members;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations, which also imposes obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information;

•	HIPAA also imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; and

•	analogous state laws and regulations, such as state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers of FDA approved or licensed products to report information related to payments to physicians and other health care providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. If governmental authorities concluded that our current or future business practices are not compliant with applicable fraud and abuse or other healthcare laws and regulations or if our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we could be subject to penalties, including, without limitation, administrative, civil, and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs, and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

Any product candidates that we are able to commercialize in the future may be subject to unfavorable third-party payor coverage or reimbursement policies or drug pricing regulation, which could harm our business.

Although none of our product candidates has been commercialized for any indication, if they are approved for marketing, the commercial success of our product candidates will largely depend upon the availability of third-party coverage and reimbursement. Third-party payors include government healthcare programs, such as Medicare and Medicaid, private health insurers, and managed-care plans. While third-party payors may provide some form of reimbursement for our products, if approved, these third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost effectiveness of our products. Our product candidates may not be considered cost-effective. It is time-consuming and expensive for us to seek reimbursement from third-party payors. Further, a payor’s decision to provide coverage for a product does not guarantee that an adequate reimbursement rate will be approved. Reimbursement may not be available or sufficient to allow us to sell our product candidates on a competitive and profitable basis.

In addition, heightened governmental scrutiny in the United States over the manner in which drug product and other healthcare product manufacturers set prices for their marketed products has led to increased pressure on pricing. As a result, there have been numerous legislative proposals to, among other things, bring more transparency to healthcare product pricing and reform government program reimbursement methodologies. These and other healthcare reform initiatives may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our financial operations. Additional state and federal healthcare reform measures may be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost-containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates.